Exhibit 2.1

NON-REDEMPTION AGREEMENT

THIS NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of September 23, 2021, is made by and between CA Healthcare Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and the undersigned investor (“Investor”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, CA Healthcare Acquisition Corp., a Delaware corporation ( “CAH”), LumiraDx Limited (“LumiraDx”) and LumiraDx Merger Sub, Inc. (“Merger Sub”) entered into that certain Agreement and Plan of Merger, dated as of April 6, 2021, as amended pursuant to the amendment to the merger agreement, dated August 19, 2021, as further amended pursuant to the amendment no. 2 to the merger agreement, dated August 27, 2021, as may be amended from time to time (collectively, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into CAH, with CAH being the surviving corporation and a wholly-owned subsidiary of LumiraDx at the Closing (the “Merger”).

WHEREAS, as of the date hereof, the Sponsor is the holder of 2,875,000 shares of CAH’s Class B Common Stock, which immediately prior to the Effective Time shall convert into an equal amount of CAH Class A Common Stock, and upon consummation of the Merger shall be automatically canceled and extinguished and reissued to LumiraDx as one share of Surviving Corporation Common Stock, in consideration for the right to receive common shares of LumiraDx (the “Sponsor Shares”).

WHEREAS, as of the date hereof, Investor is the beneficial owner of 700,000 shares of CAH’s Class A Common Stock (the “Investor Shares”).

WHEREAS, in consideration of Investor’s commitment not to redeem the Investor Shares and subject to the conditions set forth herein, the Sponsor agrees to transfer the Transferred Sponsor Shares (as defined below) to Investor following the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
AGREEMENTS OF INVESTOR

1.1               Investor shall not redeem the Investor Shares in connection with the Merger.

1.2              Investor hereby agrees that, from the date of this Agreement until the Closing Date, neither Investor nor any person or entity acting on behalf of Investor or pursuant to any understanding with Investor will (a) engage in any hedging transactions or Short Sales with respect to securities of CAH, (b) offer for sale, sell (including Short Sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Investor Shares and (c) grant any proxies or powers of attorney with respect to any or all of the Investor Shares. For purposes of this Section 1.3, “Short Sales” shall include, without limitation, (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, (ii) all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage or other similar financing arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and (iii) sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

1.3              Solely with respect to the Transferred Sponsor Shares, Investor agrees to be bound by the transfer restrictions in the (a) Sponsor Agreement, (b) Amended and Restated Articles of Association, and (c) Registration Rights Agreement. Investor further acknowledges that it shall be deemed to be a Permitted Transferee (as defined in the Registration Rights Agreement) and receive the corresponding rights thereunder.

ARTICLE II
AGREEMENTS OF SPONSOR

2.1               In consideration of Investor’s performance of its obligations described herein and upon satisfaction (or, if applicable, waiver) of the conditions set forth in Section 2.2 of this Agreement, promptly following the consummation of the Merger (but no later than three (3) Business Day following such date), the Sponsor shall transfer to Investor 77,000 Sponsor Shares (the “Transferred Sponsor Shares”). Investor may designate any managed accounts or fund entities for which Investor exercises investment discretion to receive such number of Transferred Sponsor Shares to be issued pursuant to this Agreement as Investor may direct in writing to the Sponsor no later than three (3) Business Days prior to Closing. The Sponsor hereby agrees that if, between the date hereof and the Closing Date, it grants any Person rights with respect to the transfer of its Sponsor Shares more favorable to such Person than the rights set forth in this Agreement, then the Sponsor shall grant Investor the same rights granted to such other Person.

2.2               The obligation of the Sponsor pursuant to Section 2.1 of this Agreement shall be subject to the satisfaction, or valid waiver by the Sponsor, of the conditions that:

(a)                the condition set out in Section 1.1 has been satisfied;

(b)                the Closing shall have occurred;

(c)                all representations and warranties of Investor contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date); and

(d)                Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1               Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to Investor as follows:

(a)                The Sponsor is duly organized, validly existing and in good standing under the laws of the State of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by Investor, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)                The Sponsor is the record owner, and has good and marketable title to, all of the Transferred Sponsor Shares. There are no Liens or any other limitations or restrictions affecting any of the Transferred Sponsor Shares, other than such limitations or restrictions that exist pursuant to (i) this Agreement, (ii) the CAH Organizational Documents, (iii) the Merger Agreement, (iv) the Registration Rights Agreement, (v) the Amended and Restated Articles, (vi) the Sponsor Agreement, as amended or (vii) any applicable securities laws. Investor shall be a Permitted Transferee pursuant to the Registration Rights Agreement with respect to the Transferred Sponsor Shares.

(c)                The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has full right and power to enter into this Agreement.

(d)                The Sponsor is not engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of CAH. The Sponsor shall not engage in any such distribution until after the Closing.

(e)                The Sponsor is not entering into the transactions contemplated by this Agreement to create actual or apparent trading activity in the CAH Class A Common Stock (or any security convertible into or exchangeable for CAH Class A Common Stock) or to raise or depress or otherwise manipulate the price of the CAH Class A Common Stock (or any security convertible into or exchangeable for the CAH Class A Common Stock) or otherwise in violation of the Exchange Act. The Sponsor has not entered into or altered, and agrees that the Sponsor will not enter into or alter, any corresponding or hedging transaction or position with respect to the CAH Class A Common Stock.

3.2               Representations and Warranties of Investor. Investor represents and warrants as of the date hereof to the Sponsor as follows:

(a)                Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Investor’s powers and have been duly authorized by all necessary actions on the part of Investor. This Agreement has been duly executed and delivered by Investor and, assuming due authorization, execution and delivery by the Sponsor, this Agreement constitutes a legally valid and binding obligation of Investor, enforceable against Investor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)                The execution and delivery of this Agreement by Investor does not, and the performance by Investor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Investor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Investor of its obligations under this Agreement. Investor has full right and power to enter into this Agreement.

(c)                Each of the managed accounts and fund entities over which Investor has investment discretion is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act, and neither Investor nor any of the managed accounts or fund entities referred to above have experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Securities Act.

(d)                Investor understands that any Transferred Sponsor Shares that may be transferred to Investor (or managed accounts or fund entities) pursuant to this Agreement are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Transferred Sponsor Shares have not been registered under the Securities Act. Investor understands that the Transferred Sponsor Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Investor (or managed accounts or fund entities) absent an effective registration statement under the Securities Act, except pursuant to an applicable exemption from the registration requirements of the Securities Act, and in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or book entry records representing the Transferred Sponsor Shares shall contain a restrictive legend to such effect. Investor acknowledges and agrees that the Transferred Sponsor Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, Investor may not be able to readily resell the Transferred Sponsor Shares and may be required to bear the financial risk of an investment in the Transferred Sponsor Shares for an indefinite period of time. Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Transferred Sponsor Shares.

(e)                 In making its decision to invest in the Transferred Sponsor Shares, Investor has relied solely upon independent investigation made by Investor and the Sponsor’s representations, warranties and covenants contained herein. Investor has not relied on any statements or other information provided by anyone other than the Sponsor concerning LumiraDx, CAH, the Merger, the Transferred Sponsor Shares or the offer of the Transferred Sponsor Shares. Investor acknowledges and agrees that Investor has received and has had an adequate opportunity to review such financial and other information as Investor deems necessary in order to make an investment decision with respect to the Transferred Sponsor Shares, including with respect to LumiraDx, CAH and the Merger, and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Investor’s investment in the Transferred Sponsor Shares. Investor represents and agrees that Investor and Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Investor and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Transferred Sponsor Shares. Without limiting the generality of the foregoing, Investor acknowledges that it has reviewed CAH’s filings with the SEC.

(f)                 Investor became aware of the offering of the Transferred Sponsor Shares solely by means of direct contact between Investor and the Sponsor or its representatives or affiliates. Investor did not become aware of the offering of the Transferred Sponsor Shares, nor were the Transferred Sponsor Shares offered to Investor, by any other means. Investor acknowledges that Transferred Sponsor Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(g)                Investor acknowledges that it is aware that there are substantial risks incident to the ownership of the Transferred Sponsor Shares. Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Sponsor Shares, and Investor has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Investor has considered necessary to make an informed investment decision. Investor is not relying on any statements or representations of the Sponsor or any of its agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Agreement.

(h)                Investor has adequately analyzed and fully considered the risks of an investment in the Transferred Sponsor Shares and determined that the Transferred Sponsor Shares are a suitable investment for Investor and that Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of Investor’s investment in the Transferred Sponsor Shares. Investor acknowledges specifically that a possibility of total loss exists.

(i)                 Investor understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Transferred Sponsor Shares or made any findings or determination as to the fairness of this investment.

(j)                 No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with this Agreement.

(k)                Investor is not entering into the transactions contemplated by this Agreement to create actual or apparent trading activity in the CAH Class A Common Stock (or any security convertible into or exchangeable for CAH Class A Common Stock) or to raise or depress or otherwise manipulate the price of the CAH Class A Common Stock (or any security convertible into or exchangeable for the CAH Class A Common Stock) or otherwise in violation of the Exchange Act. Investor has not entered into or altered, and agrees that Investor will not enter into or alter, any corresponding or hedging transaction or position with respect to the CAH Class A Common Stock.

ARTICLE IV
MISCELLANEOUS

4.1               Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect only automatically upon (a) the termination of the Merger Agreement in accordance with its terms, (b) if the Closing has not occurred by September 30, 2021, written notice from Investor electing to terminate the Agreement, (c) if a Material Adverse Change (as defined below) has occurred, written notice from Investor electing to terminate this Agreement, or (d) upon the written agreement of the Sponsor and Investor. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby. This Article IV shall survive the termination of this Agreement.

4.2               Trust Account Waiver. Investor acknowledges that CAH is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving CAH and one or more businesses or assets. Investor further acknowledges that, as described in CAH’s prospectus relating to its initial public offering dated January 29, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of CAH’s assets consist of the cash proceeds of CAH’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in the Trust Account for the benefit of CAH, its public stockholders and the underwriters of CAH’s initial public offering. For and in consideration of the Sponsor entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account for any reason whatsoever.

4.3               Public Disclosure. Notwithstanding anything in this Agreement to the contrary, Investor agrees that CAH shall have the right to publicly disclose the name of Investor, its investment adviser or any of their respective affiliates, Investor’s beneficial ownership of the Transferred Sponsor Shares and CAH Class A Common Stock, or the nature of Investor’s commitments, arrangements and understandings under and relating to this Agreement in any press release issued by CAH, any Form 8-K filed by CAH with the SEC in connection with the execution and delivery of this Agreement and any registration statement filed or amended on or after the date of this Agreement. Investor shall promptly provide any information reasonably requested by CAH for any regulatory application or filing made or approval sought in connection with the Merger (including filings with the SEC). Prior to making any such public disclosure, the Sponsor shall use commercially reasonable efforts to (a) provide Investor with three (3) Business Days to review the portion of any public filing, press release or other public disclosure that refers directly to Investor’s commitment pursuant to this Agreement and (b) incorporate any reasonable comments received from Investor or its representatives within such three (3) Business Day period as to such public disclosures referring directly to Investor’s commitment pursuant to this Agreement (it being understood, however, that with respect to the initial public disclosure as to the existence of this Agreement, such three (3) Business Day period may be reduced by the Sponsor to a one (1) Business Day period).

4.4               Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 4.11 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

4.5               Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

4.6               Form W-9. Investor shall, on or prior to the Closing, execute and deliver to Sponsor the Form W-9 in the form attached hereto Exhibit A.

4.7               Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning parties hereto.

4.8               Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

4.9               Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

4.10           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.11           Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 4.11):

If to the Sponsor:

CA Healthcare Sponsor LLC

99 Summer Street, Suite 200

Boston, MA 02110

Attention: Tim McMahon

in each case, with a copy (which shall not constitute notice) to:

Sidley Austin LLP

60 State Street, 36th Floor

Boston, MA 02109

Attention: Alexander B. Temel; Joshua G. DuClos; David Ni

If to Investor: At the address set forth on Investor’s signature page.

4.12           Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument, and shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

4.13           Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

4.14           Material Adverse Change. In the event of (a) any material adverse change to the business, financials, operations or prospects of LumiraDx or (b) the occurrence of any event that has a material adverse effect on the ability of the Sponsor to consummate the Merger (a “Material Adverse Change”), the Sponsor shall notify Investor in writing within one (1) Business Day of the occurrence thereof. No failure by the Sponsor to give notice hereunder shall in any way determine that a Material Adverse Change has not occurred or affect in any way the right of Investor to terminate this Agreement upon the occurrence of a Material Adverse Change in accordance with Section 4.1(c).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Non-Redemption Agreement to be duly executed as of the date first written above.

SPONSOR:

CA Healthcare Sponsor LLC

By:	/s/ Tim McMahon
Name: Tim McMahon
Title: Managing Member

[Signature Page to Non-Redemption Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Non-Redemption Agreement to be duly executed as of the date first written above.

INVESTOR:

Senvest Management, LLC on behalf of its advisory client, Senvest Master Fund, LP

By:	/s/ Bobby Trahanas
Name: Bobby Trahanas
Title: CCO

Address:

540 Madison Avenue, 32nd Floor
New York, NY 10022

[Signature Page to Non-Redemption Agreement]

Exhibit A

Form W-9